FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
                                                           Mattel, Inc.
                                                           (310) 252-3521



              MATTEL CHAIRMAN AGAIN URGES CHAIRMAN OF HASBRO
                            TO RESUME MEETINGS
                            ------------------



LOS ANGELES, January 30, 1996 -- Mattel, Inc. today announced that John W. Amerman, the company's chairman and chief executive officer, has written to Alan G. Hassenfeld, chairman and chief executive officer of Hasbro, Inc., again suggesting that the two companies resume meetings.

A complete text of Mr. Amerman's letter to Mr. Hassenfeld follows:


                                  -more-


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January 30, 1996


Mr. Alan G. Hassenfeld
Chairman of the Board, President and
 Chief Executive Officer
HASBRO, INC.
1027 Newport Avenue
Pawtucket, Rhode Island 02862-1059


Dear Alan:

Mattel's advisors have now had an opportunity to analyze, in detail, Hasbro's antitrust position which was summarized in the document you distributed following your conference call last Thursday. I am advised that the document neglects to mention one major point ... namely, that in four of the five cases cited in the document, the transactions were successfully consummated. To me, that says it all!

     As you can appreciate, Mattel has not taken the antitrust issues lightly, particularly in light of the current FTC inquiry. We asked our counsel to review all the issues in an objective manner. On the basis of that review, we are very much satisfied that the transaction can be accomplished. Otherwise, we would not have proposed to protect Hasbro with a $100 million payment in the event of non-consummation for antitrust reasons.

     I have noted with interest that at the upcoming spring meeting of the Antitrust Law Section of the American Bar Association, the program will include a panel discussion titled "Competitor Merger Attacks: Strategies and Realities." A description of this panel discussion states that it will deal with "substantive arguments by competitors seeking to derail acquisitions by their rival." I find it most interesting that the two private sector speakers in this program are representatives from your law firms, including one individual who is working specifically in your behalf.

     Alan, it is incumbent on both of us to finalize this transaction so that your shareholders can receive a premium of over $2.2 billion. As we have noted over the past three trading sessions, the market has warmly embraced the transaction. I genuinely believe that by working together our advisors will be able to use their expertise to address any antitrust issues.

     I do look forward to talking with you in the very near term so that Hasbro and Mattel can resume what I view to have been constructive meetings that were leading to creating value for both Hasbro and Mattel shareholders.


                              Sincerely yours,

                              MATTEL, INC.


                              John W. Amerman
                              Chairman and Chief Executive
                                Officer



cc: Hasbro Board of Directors